Exhibit 99.2
Adjusted EBITDA GAAP Reconciliation — Navarre Corporation Annual Shareholder Meeting Presentation (September 15, 2010)

	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007	March 31, 2006
Net income (loss), as reported	$22,872	$(88,434)	$9,658	$4,059	$(3,175)
Interest expense (income), net	2,802	4,544	5,868	9,863	10,634
Income tax expense (benefit)	(6,203)	(14,483)	5,273	2,594	(654)
Depreciation and amortization	6,316	8,943	9,587	10,958	9,259
Share-based compensation	1,003	1,033	1,072	910	—
Results of divested music division, net	—	—	(2,602)	(455)	2,143

EBITDA before share-based compensation expense	26,790	(88,397)	28,856	27,929	18,207
Impairment and other charges	—	111,102	—

Adjusted EBITDA	$26,790	$22,705	$28,856	$27,929	$18,207